Exhibit 5.7

Baxter & Jewell

A PROFESSIONAL ASSOCIATION

ATTORNEYS AT LAW

ONE INFORMATION WAY, SUITE 210

LITTLE ROCK, ARKANSAS 72202

SAMUEL R. BAXTER	TELEPHONE (501) 664-9555
JOHN M. JEWELL	FACSIMILE (501) 664-9559

June 4, 2012

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re: Fidelity National Information Services, Inc.: 5.00% Senior Notes due 2022

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to those subsidiaries listed on Attachment A hereto (the “Subject Entities”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the filing by the Company of its registration statement on Form S-4 filed with the Securities and Exchange Commission on June 4, 2012 (as amended or supplemented, the “Registration Statement”). The Registration Statement relates to the contemplated exchange of up to $700,000,000 aggregate principal amount of its 5.000% Senior Notes due 2022 (the “Exchange Notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its outstanding unregistered 5.000% Senior Notes due 2022 (the “Original Notes”).

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of March 19, 2012, as supplemented by a supplemental indenture dated May 11, 2012 (as so supplemented, the “Indenture”) by and among the Company, The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and the guarantors party thereto, which guarantors include the Subject Entities. The Exchange Notes will be guaranteed by the Subject Entities in accordance with the terms of the Subject Entities’ guarantee as set forth in the Indenture (the “Guarantee”).

For the purposes of the opinions expressed herein, we have examined originals or copies of the Indenture and such other documents, corporate records, instruments, certificates of public officials and of the Subject Entities (including, without limitation, an Opinion Certificate made by the Subject Entities attached hereto as Attachment B), made such inquiries of officials of the Subject Entities, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

Fidelity National Information Services, Inc.

June 4, 2012

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. Also, in making our examination of executed documents for the purposes of the opinions expressed herein we have assumed: (i) other than with respect to the Subject Entities, that each other entity is validly existing and in good standing (or the equivalent) as a corporation, limited liability company or other applicable legal entity under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver such documents to which it is a party and to carry out and consummate all transactions contemplated to be performed by such documents; (ii) other than with respect to the Subject Entities, that each such entity has duly authorized the execution, delivery and performance of such documents to which it is a party and has, in fact, duly executed and delivered such documents to which it is a party; (iii) that such documents (including, without limitation, the Indenture and all documents related thereto) constitute the legal, valid and binding obligations of each party thereto, enforceable in accordance with their respective terms; and (iv) all natural persons who are signatories to such documents were legally competent at the time of their execution thereof. Our opinions expressed herein with respect to the due organization, existence and good standing of the Subject Entities are based solely upon certificates issued by the relevant authorities in the State of organization of the Subject Entities, and are limited to the meaning ascribed to such certificates in such State and limited to the date thereof.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the substantive laws (excluding its applicable choice of law rules) of the State of Arkansas. None of the opinions or other advice contained herein considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. We express no opinion concerning the contents of the Registration Statement or any related prospectus. Although the Exchange Notes may be issued from time to time on a delayed or continuous basis, the opinions herein are limited to laws (including, without limitation, rules and regulations thereunder), as in effect on the date of this opinion letter, which laws are subject to change with possible retroactive effect. We have no obligation to update or supplement the opinions herein to reflect any changes in law that may hereafter occur or become effective. We also have assumed that the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in Arkansas has established its unconstitutionality or invalidity.

Based upon and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.	Each of the Subject Entities has been duly organized under the laws of its jurisdiction of organization as set forth on Attachment A hereto and is validly existing and in good standing under the laws of such jurisdiction.

Fidelity National Information Services, Inc.

June 4, 2012

2.	Each of the Subject Entities has the corporate or limited liability company (as applicable) power to enter into and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate or limited liability company (as applicable) action on the part of the Subject Entities.

4.	The Guarantee by the Subject Entities with respect to the Exchange Notes has been duly authorized by the Subject Entities.

The opinions set forth herein are limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Kirkland & Ellis, LLP, relying on this opinion letter.

Very truly yours,

/s/ Baxter & Jewell, P.A.

Attachment A

Subject Entities

Entity Name	Entity Type	Jurisdiction of Organization
Fidelity Information Services, LLC	limited liability company	Arkansas